Exhibit 10.44

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

CONFIDENTIAL

LICENSE AGREEMENT

By and between

AstraZeneca AB

and

Horizon Pharma USA, Inc.

Dated as of November 22, 2013

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS; ALLIANCE MANAGEMENT		5

2.1	Grants to Horizon	5

2.2	Sublicenses	6

2.3	Grants to AstraZeneca	7

2.4	Retention of Rights	8

2.5	No Implied Rights	9

2.6	Restrictions	9

2.7	Horizon Control in Horizon Territory	10

2.8	Alliance Management	10

ARTICLE 3 TERRITORIAL RESTRICTIONS; COMPLIANCE		10

3.1	Horizon Restrictions	10

3.2	AstraZeneca Restrictions	11

3.3	Compliance with Legal Requirements	11

3.4	Compliance with Ethical Business Practices	11

ARTICLE 4 REGULATORY		12

4.1	Regulatory Responsibilities	12

4.2	Access to Regulatory Approvals and Documentation	14

4.3	Pharmacovigilance Obligations	15

4.4	Post-Closing Responsibility for Product	15

ARTICLE 5 RECORDS		16

5.1	Records	16

5.2	Review of Horizon Financial Records	16

ARTICLE 6 ASTRAZENECA PATENTS		16

6.1	Maintenance and Prosecution of AstraZeneca Patents	16

6.2	Enforcement of AstraZeneca Patents	17

6.3	Infringement Claims by Third Parties	18

6.4	Invalidity or Unenforceability Defenses or Actions	19

6.5	Statements or Actions Pertaining to Esomeprazole or Nexium	19

ARTICLE 7 LICENSED TRADEMARKS		20

7.1	Use of Licensed Trademarks	20

7.2	Approval Procedures	21

7.3	Clearance, Registration, Prosecution and Maintenance of Licensed Trademarks	21

7.4	Enforcement and Defense of Licensed Trademarks	22

7.5	No Implied Rights	23

7.6	Other Trademarks	23

ARTICLE 8 LICENSED DOMAIN NAMES		23

8.1	Ownership and Goodwill	23

8.2	Registration and Maintenance	23

8.3	Control of Licensed Domain Name Websites	23

8.4	Country-Specific Traffic	24

8.5	Enforcement	24

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE		25

9.1	General	25

9.2	Other Nexium Communications	26

9.3	Certain Permitted Esomeprazole and Nexium Disclosures	27

9.4	Press Releases	27

ARTICLE 10 DISCLAIMER OF WARRANTIES		27

ARTICLE 11 INDEMNITY		27

- ii -

11.1	Indemnification of AstraZeneca	27

11.2	Indemnification of Horizon	28

11.3	Indemnification Procedures	28

11.4	Limitation on Damages and Liability	28

11.5	Insurance	28

ARTICLE 12 TERM AND TERMINATION		29

12.1	Term	29

12.2	Termination for Material Breach	29

12.3	Mutual Agreement	29

12.4	Consequences of Termination	29

ARTICLE 13 MISCELLANEOUS		30

13.1	Governing Law, Jurisdiction, Venue and Service	30

13.2	Dispute Resolution	31

13.3	Notices	32

13.4	No Benefit to Third Parties	33

13.5	Waiver and Non-Exclusion of Remedies	33

13.6	Expenses	33

13.7	Assignment	34

13.8	Use of Affiliates, Third Party Subcontractors	34

13.9	Amendment	34

13.10	Independent Contractors	34

13.11	Severability	34

13.12	Equitable Relief	35

13.13	English Language	35

13.14	Counterparts	35

- iii -

13.15	Entire Agreement	35

13.16	Construction	35

SCHEDULES

Schedule 1.29	Licensed Trademarks

- iv -

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into effective as of November 22, 2013 (the “Effective Date”) by and between AstraZeneca AB, a Swedish corporation (“AstraZeneca”), and Horizon Pharma USA, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Horizon”). AstraZeneca and Horizon are sometimes referred herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AstraZeneca and Horizon are parties to that certain Asset Purchase Agreement, dated as of November 18, 2013 (the “Asset Purchase Agreement”), pursuant to which, effective as of the Closing, Horizon is purchasing from AstraZeneca certain assets related to the Product (as defined in the Asset Purchase Agreement) in the Horizon Territory (as defined in the Asset Purchase Agreement) and AstraZeneca is required to grant a license or right of reference and use to Horizon, and Horizon is required to take a license or right of reference and use, under certain intellectual property, regulatory data and approvals, to Exploit the Product and Other Products in the Horizon Territory; and

WHEREAS, following the Closing, Horizon will Control certain regulatory data and approvals with respect to the Product and is required to grant a right of reference and use to AstraZeneca, and AstraZeneca is required to take a right of reference, under such regulatory data and approvals with respect to the Product, to Exploit the Product and Other Products in the AstraZeneca Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Asset Purchase Agreement, the other Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Article 1 and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

1.1 “AAA” has the meaning set forth in Section 13.2.2.

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Alliance Manager” has the meaning set forth in Section 2.8.

1.4 “Ancillary AstraZeneca Confidential Information” has the meaning set forth in Section 9.1.3.

1.5 “Ancillary Confidential Information” has the meaning set forth in

Section 9.1.1.

1.6 “Ancillary Disclosing Party” has the meaning set forth in Section 9.1.1.

1.7 “Ancillary Horizon Confidential Information” has the meaning set forth in Section 9.1.2.

1.8 “Ancillary Receiving Party” has the meaning set forth in Section 9.1.1.

1.9 “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

1.10 “Arbitration Notice” has the meaning set forth in Section 13.2.2.

1.11 “Arbitrators” has the meaning set forth in Section 13.2.2.

1.12 “Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

1.13 “AstraZeneca” has the meaning set forth in the preamble hereto.

1.14 “AstraZeneca Indemnitees” has the meaning set forth in Section 11.1.

1.15 “AstraZeneca Patents” has the meaning set forth in Section 6.1.

1.16 “Breaching Party” has the meaning set forth in Section 12.2.

1.17 “CCP” has the meaning set forth in Section 4.1.2.

1.18 “Dispute” has the meaning set forth in Section 13.2.1.

1.19 “Effective Date” has the meaning set forth in the preamble hereto.

1.20 “Ex-US Licensed Patents” means the Patent Rights that are the foreign equivalents of the Merck Patents, excluding any such Patent Rights included in the Manufacturing Technology.

1.21 “Existing Pediatric Study” means that certain study entitled [...***...].

1.22 “Government Official” means (a) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of a public-sector appointment, office or position created by custom or

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convention or (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.23 “Horizon” has the meaning set forth in the preamble hereto.

1.24 “Horizon Indemnitees” has the meaning set forth in Section 11.2.

1.25 “Horizon Regulatory Documentation” means any and all Regulatory Documentation related to the Product or any Other Product, in each case, Controlled by Horizon or any of its Affiliates effective at any time as of or following the Closing, including the Purchased Regulatory Approvals and any other Regulatory Documentation included in the Purchased Assets.

1.26 “Licensed Intellectual Property” means the US Licensed Patents, the Ex-US Licensed Patents, the Licensed Know-How, the Licensed Copyrights, the Licensed Trademarks, the Licensed Domain Names and the Manufacturing Technology.

1.27 “Licensed Know-How” means (a) as of the Effective Date, any data, information and know-how that (i) is not generally known, (ii) is Controlled by AstraZeneca or its Affiliates and (iii) is used by or on behalf of AstraZeneca or its Affiliates as of the Effective Date for the Exploitation of the Product in the Horizon Territory or the research or development of the Product in the AstraZeneca Territory, excluding the Merck Know-How and (b) as of the date, if any, that AstraZeneca or any of its Affiliates may grant a license to Horizon under the Merck Know-How without violating the terms of any Merck Agreement, (i) the data, information and know-how described in clause (a) and (ii) the Merck Know-How used by or on behalf of AstraZeneca or its Affiliates as of the Effective Date for the Exploitation of the Product in the Horizon Territory; provided, that in either case ((a) or (b)), if such data, information or know-how becomes publicly disclosed (other than as a result of any disclosure by Horizon in breach of its obligations under Section 9.1), such data, information or know-how shall no longer be deemed Licensed Know-How, but excluding in either case ((a) or (b)) any data, information and know-how included in the Manufacturing Technology.

1.28 “Licensed Regulatory Documentation” means any and all Regulatory Documentation related to the Product or any Other Product, in each case, Controlled by AstraZeneca or any of its Affiliates as of and following the Closing, excluding the Regulatory Documentation included in the Purchased Assets.

1.29 “Licensed Trademarks” means (a) the Trademark VIMOVO and the other Trademarks and logos listed on Schedule 1.29 and (b) any variation or derivation of any of the Trademarks set forth in the foregoing clause (a) that are approved by AstraZeneca in accordance with the procedures set forth in Section 7.2.1 for use on or in connection with the Exploitation of the Product or any Other Product in the Horizon Territory.

1.30 “Manufacturing Technology” means (a) as of the Effective Date, all Patent Rights (including foreign equivalents of the Merck Patents) and all data, information and know-how that (i) with respect to data, information and know-how, is not generally known, (ii) are Controlled by AstraZeneca or any of its Affiliates as of the Effective Date and (iii) are used by or on behalf of AstraZeneca or its Affiliates for the Manufacture of Products or Other Products as of the Effective Date, excluding the Merck Patents and Merck Know-How and (b) as of the date, if any, that AstraZeneca or any of its Affiliates may grant a license to Horizon under the Merck Patents and Merck Know-How without violating the terms of any Merck Agreement, the Patent Rights, data, information and know-how described in clause (a) and any Merck Patents and Merck Know-How that are used by or on behalf of AstraZeneca or its Affiliates for the Manufacture of Products or Other Products as of the Effective Date; provided, that in either case ((a) or (b)), if any data, information or know-how (but not, for clarity, Patent Rights) included in Manufacturing Technology becomes publicly disclosed (other than as a result of any disclosure by Horizon in breach of its obligations under Section 9.1), such data, information or know-how shall no longer be deemed Manufacturing Technology.

1.31 “Merck Net Sales” means, for any period of time, the total amount required to be recorded for such period by Horizon or any of its Affiliates or Sublicensees on its or their respective books and records in accordance with GAAP with respect to sales of Merck Product in the Horizon Territory for any use (whether in human medicine or otherwise) to its non-Affiliates after deducting (if not already deducted in the amount recorded) trade discounts, rebates, returns and allowances, retroactive price reductions or adjustments, and [...***...] of the amount recorded to cover cash discounts (“fast pay”), sales or excise taxes, transportation, and insurance charges.

1.32 “Notice” has the meaning set forth in Section 13.3.1.

1.33 “Notice Period” has the meaning set forth in Section 12.2.

1.34 “Other Esomeprazole Product” means any Other Product that contains Esomeprazole as an active ingredient.

1.35 “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.36 “Payment” has the meaning set forth in Section 3.4.1(b).

1.37 “Primary Licensed Domain Name” means vimovo.com.

1.38 “Product Label” means, with respect to the Product or any Other Product in the Horizon Territory, (a) the Regulatory Authority-approved full prescribing information for the Product or any Other Product, as applicable, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product or any Other Product, as applicable.

1.39 “Product Websites” has the meaning set forth in Section 8.3.

1.40 “Recipients” means, with respect to a Party, such Party’s and its Affiliates’ respective officers, employees, agents, attorneys, consultants, contractors, advisors and other representatives.

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1.41 “Representatives” has the meaning set forth in Section 3.4.1(b).

1.42 “Secondary Licensed Domain Names” means any Licensed Domain Name other than the Primary Domain Name.

1.43 “Senior Officer” means, with respect to AstraZeneca, its Vice President, Cornerstone and Commercial Excellence and with respect to Horizon, its Chief Executive Officer.

1.44 “Sublicensee” means a Third Party that is granted a sublicense (or further rights of reference and use) by Horizon under the grant in Section 2.1 or by AstraZeneca under the grant in Section 2.3, in either case, in accordance with Section 2.2.

1.45 “Term” has the meaning set forth in Section 12.1.

1.46 “Terminable Rights and Provisions” means (a) the licenses granted by AstraZeneca to Horizon under Section 2.1 with respect to the Licensed Trademarks and Licensed Domain Names only (but not, for clarity, with respect to any other Licensed Intellectual Property or Licensed Regulatory Documentation), (b) Article 7 and (c) Article 8.

1.47 “Third Party Claims” has the meaning set forth in Section 11.1.

1.48 “US Licensed Patents” means as of the date, if any, that AstraZeneca or any of its Affiliates may grant a license to Horizon under the Merck Patents without violating the terms of any Merck Agreement, the Merck Patents, excluding any Merck Patents included in the Manufacturing Technology.

ARTICLE 2

GRANT OF RIGHTS; ALLIANCE MANAGEMENT

2.1 Grants to Horizon. Subject to Section 2.4 and the other terms and conditions of the Asset Purchase Agreement and this Agreement, AstraZeneca (on behalf of itself and its Affiliates), in consideration of the amounts due under the Asset Purchase Agreement, hereby grants to Horizon and its Affiliates:

2.1.1 an exclusive (even as to AstraZeneca and its Affiliates), royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Copyrights, Licensed Trademarks, Licensed Domain Names, US Licensed Patents, and Licensed Know-How to Exploit the Product or any Other Product in the Field in the Horizon Territory;

2.1.2 an exclusive (even as to AstraZeneca and its Affiliates), royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Manufacturing Technology, the Licensed Trademarks and the Licensed Copyrights to Manufacture or have Manufactured the Product or any Other Product in the Field in the Horizon Territory;

2.1.3 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Manufacturing Technology, the Licensed Trademarks and the Licensed Copyrights to Manufacture and have Manufactured the Product or any Other Product in the AstraZeneca Territory but solely for the exportation and use of such Product or Other Product in connection with the Exploitation of the Product or any Other Product in the Field in the Horizon Territory;

2.1.4 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Copyrights, Ex-US Licensed Patents, and Licensed Know-How to (a) perform research and development activities with respect to the Product or any Other Product in the AstraZeneca Territory solely in connection with the Manufacture and Exploitation of the Product or any Other Product in the Horizon Territory, and (b) to export or import the Product or any Other Product in the AstraZeneca Territory solely in connection with the Manufacture and Exploitation of the Product or any Other Product in the Horizon Territory; and

2.1.5 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) right of reference and use, with the right to grant further rights of reference and use in accordance with Section 2.2, under the Licensed Regulatory Documentation to (a) Manufacture, have Manufactured or Exploit the Product or any Other Product in the Field in the Horizon Territory, (b) Manufacture and have Manufactured the Product or any Other Product in the AstraZeneca Territory but solely for the exportation and use of such Product or Other Product in connection with the Manufacture and Exploitation of the Product or any Other Product in the Field in the Horizon Territory, and (c) perform research and development activities with respect to, and export and import, the Product or any Other Product in the AstraZeneca Territory solely in connection with the Manufacture and Exploitation of the Product or any Other Product in the Horizon Territory.

All licenses granted under this Section 2.1 shall be perpetual and irrevocable except as otherwise provided in Article 12 with respect to the termination of the Terminable Rights and Provisions.

2.2 Sublicenses. Horizon shall have the right to grant sublicenses (or further rights of reference and use) under the licenses and rights of reference and use granted in Section 2.1, through multiple tiers of Sublicensees, and AstraZeneca shall have the right to grant sublicenses (or further rights of reference and use) under the licenses and rights of reference and use granted in Section 2.3, through multiple tiers of Sublicensees; provided, however, that any such sublicense granted by Horizon with respect to any Manufacturing Technology related to Esomeprazole under Section 2.1.2 or Section 2.1.3 shall be subject to AstraZeneca’s prior written consent, which consent may be granted or withheld in its sole discretion; provided, further, that AstraZeneca shall not condition, withhold or delay its consent to any such sublicense to be granted by Horizon or any of its Affiliates to any Third Party if, at the time of such proposed sublicense, such Third Party is supplying Esomeprazole to AstraZeneca or any of its Affiliates or any of its or their respective licensees or sublicensees. Notwithstanding the foregoing, AstraZeneca acknowledges and agrees that Horizon intends to grant [...***...] a non-exclusive, sublicense (or further rights of reference and use) under the licenses and rights of reference and use granted in Section 2.1.2 or 2.1.3 solely for the purposes of [...***...] supplying Esomeprazole to Horizon for use in the Manufacture of the Product for Exploitation in

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the Horizon Territory, and AstraZeneca hereby consents to such sublicense. AstraZeneca agrees that neither AstraZeneca nor any of its Affiliates shall claim (or assist a Third Party in claiming) that the further formulation or other processing of Esomeprazole by or on behalf of Horizon or its Affiliates or any Sublicensee in connection with the Manufacture of the Product or any Other Product in the Horizon Territory or in the AstraZeneca Territory but solely for the exportation and use of such Product or Other Product in accordance with this Agreement, infringes or misappropriates any Patent Rights, information, data or know-how that are part of the Manufacturing Technology and that Horizon or its Affiliates or any Sublicensee shall have the right to formulate or otherwise process, or have a Third Party formulate or otherwise process on their behalf, any Esomeprazole from [...***...] or any other Third Party to whom Horizon or any of its Affiliates grants a sublicense to any Manufacturing Technology related to Esomeprazole with AstraZeneca’s consent in connection with the Manufacture of the Product or any Other Product in the Horizon Territory or in the AstraZeneca Territory but solely for the exportation and use of such Product or Other Product in accordance with this Agreement. Further, if AstraZeneca or any of its Affiliates assigns or transfers any Patent Rights that are part of the Manufacturing Technology, AstraZeneca or such Affiliate shall cause such assignee or transferee to be bound by the covenant set forth in the immediately foregoing sentence. Each Party granting a sublicense pursuant to this Section 2.2 shall (a) remain jointly and severally liable for the performance or non-performance of any such Sublicensee, and (b) provide to the other Party within 14 days after execution by the parties thereto a written notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee, which written notice shall include a copy of such executed sublicense agreement; provided that the financial terms and any other commercially sensitive terms of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of either Party’s obligations or benefits under this Agreement. The grant of any such sublicense shall not relieve the sublicensing Party of its obligations under this Agreement, except to the extent such obligations are performed by any such Affiliate or Sublicensee. Notwithstanding anything to the contrary herein, neither Party shall be responsible or liable for the other Party’s or its Affiliates’ (or their respective sub-sublicensees’) performance or exercise of any sublicense granted by the first Party to such other Party or its Affiliates under Section 2.1 or Section 2.3, as applicable.

2.3 Grants to AstraZeneca. Subject to the terms and conditions of this Agreement, Horizon (on behalf of itself and its Affiliates and sublicensees) hereby grants to AstraZeneca and its Affiliates:

2.3.1 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Manufacturing Technology, the Licensed Trademarks and the Licensed Copyrights to Manufacture or have Manufactured the Product or any Other Product in the Horizon Territory but solely for the exportation and use of such Product or Other Product in connection with the Exploitation of the Product or any Other Product in the AstraZeneca Territory;

2.3.2 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Copyrights, US Licensed Patents, and Licensed Know-How to (a) perform research and development activities with respect to the Product or any Other Product in the Horizon

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Territory solely in connection with the Exploitation of the Product or any Other Product in the AstraZeneca Territory, and (b) to export or import the Product or any Other Product in the Horizon Territory solely in connection with the Exploitation of the Product or any Other Product in the AstraZeneca Territory; and

2.3.3 a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.7) right of reference and use, with the right to grant further rights of reference and use in accordance with Section 2.2, under the Horizon Regulatory Documentation to (a) Manufacture, have Manufactured or Exploit the Product or any Other Product in the Field in the AstraZeneca Territory, (b) Manufacture and have Manufactured the Product or any Other Product in the Horizon Territory but solely for the exportation and use of such Product or Other Product in connection with the Manufacture and Exploitation of the Product or any Other Product in the Field in the AstraZeneca Territory, and (c) perform research and development activities with respect to, and export and import, the Product or any Other Product in the Horizon Territory solely in connection with the Manufacture and Exploitation of the Product or any Other Product in the AstraZeneca Territory.

2.4 Retention of Rights.

2.4.1 Except for the rights and licenses expressly granted to Horizon and Affiliates in this Agreement or in any other Ancillary Agreement, AstraZeneca, on behalf of itself and its Affiliates, retains all rights under the Licensed Intellectual Property and the Licensed Regulatory Documentation.

2.4.2 Except for the rights and licenses expressly granted to AstraZeneca and Affiliates in this Agreement or in any other Ancillary Agreement,(a) Horizon, on behalf of itself and its Affiliates, retains all rights under Horizon Regulatory Documentation and (b) Horizon, on behalf of its and its Affiliates, retains the exclusive right under (i) the Licensed Copyrights, Licensed Trademarks, Licensed Domain Names, US Licensed Patents, and Licensed Know-How to Exploit the Product or any Other Product in the Field in the Horizon Territory and (ii) the Manufacturing Technology, the Licensed Trademarks and the Licensed Copyrights to Manufacture or have Manufactured the Product or any Other Product in the Field in the Horizon Territory.

2.4.3 No rights shall be deemed granted by either Party to the other Party by implication, estoppel or otherwise with respect thereto.

2.4.4 In addition, AstraZeneca, on behalf of itself and its Affiliates, retains the non-exclusive right in the Horizon Territory under the Licensed Intellectual Property and Licensed Regulatory Documentation to perform its obligations under this Agreement, the Supply Agreement or Section 5.3 of the Asset Purchase Agreement.

2.4.5 Except as expressly granted herein, in the Asset Purchase Agreement or in any other Ancillary Agreement, (a) neither Party grants any right or license to any assets or rights, including intellectual property rights, of such Party and its Affiliates and (b) [...***...] or [...***...].

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2.5 No Implied Rights. For the avoidance of doubt, (a) Horizon and its Affiliates shall have no right, express or implied, except as expressly provided in Section 2.1 and elsewhere in this Agreement, the Asset Purchase Agreement, and the Ancillary Agreements with respect to (i) the Licensed Intellectual Property or the Licensed Regulatory Documentation, and (ii) [...***...] and (b) AstraZeneca and its Affiliates shall have no right, express or implied, with respect to the Horizon Regulatory Documentation, except as expressly provided in Section 2.3 and elsewhere in this Agreement and in Section 2.3.3 of the Supply Agreement. For clarity, except for the licenses granted to Horizon and its Affiliates under the Licensed Trademarks and Licensed Domain Names, nothing herein grants either Party or any of its Affiliates the right to use or to register any Domain Name (including both gTLDs and ccTLDs) or any social media name, tag or handle or similar identifier that incorporates in whole or in part any of the trade names, corporate names and corporate logos of the other Party or the other Party’s Affiliates that are used by the other Party or any of the other Party’s Affiliates.

2.6 Restrictions.

2.6.1 Horizon shall not, and shall cause its Affiliates and Sublicensees not to, Exploit the Product or any Other Product for any indication other than (a) one or more indications for which NSAIDs alone are indicated, together with (b) the prevention, treatment or amelioration of, or decrease in the risk of, gastrointestinal side effectives of NSAIDs in patients at risk of developing side effects associated with NSAID use, so long as such prevention, treatment or amelioration of, or decrease in the risk of, gastrointestinal side effects is described or referenced in the product prescribing information.

2.6.2 Without limiting the generality of Section 2.6.1, without the prior written consent of AstraZeneca (which consent may be granted or withheld in its sole discretion), Horizon shall not, and shall cause its Affiliates and Sublicensees not to:

(a) conduct any pre-clinical or clinical studies or any epidemiological, health economic or other similar studies with respect to any Other Esomeprazole Product;

(b) develop or seek Regulatory Approval for any Other Esomeprazole Product;

(c) develop or seek Regulatory Approval for the Product outside of the Field;

(d) refer to, or make any comparisons to, Nexium, any Nexium Trademark or the Nexium Business in advertising or promotional materials or otherwise (including any internet or social media campaigns);

(e) use any advertising or promotional campaign elements or phrases, logos, slogans or branding that are the same as or confusingly similar to those used with respect to Nexium anywhere in the world;

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(f) use the color purple or any phrase that includes the term “purple” to identify the Product or any Other Product;

(g) use any Trademark that is confusingly similar to any Nexium Trademark; or

(h) use any purple packaging or other trade dress with a purple color scheme with respect to the Product or any Other Product, including the physical appearance of the Product or any Other Product.

2.6.3 In the event that a Party intends to conduct any pre-clinical or clinical studies or any epidemiological, health economic or other similar studies with respect to the Product, other than the Existing Pediatric Study, such Party shall notify the other Party in writing of its intent to carry out such study and shall consider in good faith the other Party’s comments with respect to such proposed study.

2.7 Horizon Control in Horizon Territory. Subject to the terms of this Agreement, the Asset Purchase Agreement and the Supply Agreement, from and after the Effective Date, Horizon shall have the sole right and responsibility with respect to the Manufacture and Exploitation of Products and Other Products in the Horizon Territory.

2.8 Alliance Management. The Parties each acknowledge and agree that it would be beneficial to each to have a representative to act as an alliance manager (“Alliance Manager”) and shall appoint such a person promptly after the Effective Date. The Alliance Managers shall serve as a single point of contact within each Party and shall coordinate as necessary with respect to the Products and the Other Products from time to time. If a Party needs to access any information or documentation of the other Party or any of its Affiliates that is related to any Product or Other Product in order to comply with applicable Law or any Regulatory Authority requirement, to the extent such access is not otherwise provided under this Agreement or the Asset Purchase Agreement, the Alliance Managers shall coordinate to provide such first Party appropriate access to such information or documents to the extent necessary for such first Party or its Affiliate to comply with applicable Law or any Regulatory Authority requirement.

ARTICLE 3

TERRITORIAL RESTRICTIONS; COMPLIANCE

3.1 Horizon Restrictions. Horizon (a) shall, and shall cause its Affiliates and its and their respective Sublicensees and distributors to, distribute, market, promote, offer for sale and sell the Product and the Other Products only in the Horizon Territory, and (b) shall not, and shall not permit its Affiliates and its and their respective Sublicensees or distributors to, distribute, market, promote, offer for sale or sell the Product or any Other Product directly or indirectly to any Person for use in the AstraZeneca Territory. If Horizon or any of its Affiliates receives or becomes aware of the receipt by a Sublicensee or distributor of any orders for the Product or any Other Product in the AstraZeneca Territory, such Person shall refer such orders to AstraZeneca. Horizon shall cause its Affiliates and its and their respective Sublicensees and distributors to notify Horizon of any receipt of any orders for the Product or any Other Product in the AstraZeneca Territory.

3.2 AstraZeneca Restrictions. AstraZeneca (a) shall, and shall cause its Affiliates and its and their respective licensees, sublicensees and distributors to, distribute, market, promote, offer for sale and sell the Product and the Other Products only in the AstraZeneca Territory, and (b) shall not, and shall not permit its Affiliates and its and their respective licensees, sublicensees or distributors to, distribute, market, promote, offer for sale or sell the Product or any Other Product directly or indirectly to any Person for use in the Horizon Territory. If AstraZeneca or any of its Affiliates receives or becomes aware of the receipt by a licensee, sublicensee or distributor of any orders for the Product or any Other Product in the Horizon Territory, such Person shall refer such orders to Horizon. AstraZeneca shall cause its Affiliates and its and their respective licensees, sublicensees and distributors to notify AstraZeneca of any receipt of any orders for the Product or any Other Product in the Horizon Territory.

3.3 Compliance with Legal Requirements. Horizon shall conduct, and shall cause its Affiliates, Sublicensees, and Third Party subcontractors and distributors to conduct, all activities concerning the Product, any Other Product, the Licensed Intellectual Property and the Licensed Regulatory Documentation in compliance with all applicable Laws. AstraZeneca shall conduct, and shall cause its Affiliates, licensees, sublicensees, and Third Party subcontractors and distributors to conduct, all activities concerning the Product and any Other Product in compliance with all applicable Laws. In addition, each Party hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including 21 U.S.C. Section 335a (or any foreign equivalent thereof) or who is the subject of a conviction described in such section (or any foreign equivalent thereof), in connection with the Manufacture or Exploitation of the Product or any Other Product or the performance of any portion of its activities hereunder or pursuant hereto. Each Party shall notify the other Party in writing immediately if any such debarment or conviction occurs or comes to its attention or if any Litigation is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any such Person, and shall, with respect to any Person so debarred or convicted promptly remove such Person from performing any activities in connection with the Exploitation of the Product or any Other Product or the performance of any portion of such Party’s activities hereunder or pursuant hereto.

3.4 Compliance with Ethical Business Practices.

3.4.1 Anti-Bribery and Anti-Corruption Compliance.

(a) Each Party acknowledges that the other Party’s corporate policy requires that such other Party’s business must be conducted within the letter and the spirit of the Law and consistent with good business ethics. By signing this Agreement, each Party agrees to conduct its activities under this Agreement (including, in the case of AstraZeneca, Manufacture, research, development, import and export of Products and Other Products in the Horizon Territory, and the Manufacture and Exploitation of Products and Other Products in the AstraZeneca Territory) in a manner that is consistent with Law, including Anti-Corruption Law, and good business ethics.

(b) Neither Party shall, or permit its Affiliates to, and each Party shall use its commercially reasonable efforts to not permit its Sublicensees, agents, contractors and other representatives to, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a “Payment”) to any Government Official in connection with the Manufacture or Exploitation of Products or Other Products where such Payment would constitute a violation of any Anti-Corruption Law. In addition, regardless of legality, neither Party shall make any Payment, directly or indirectly, to any Government Official in connection with the Manufacture or Exploitation of Products or Other Products if such Payment is for the purpose of influencing decisions or actions in connection with the Manufacture or Exploitation of Products or Other Products. Each Party acknowledges and agrees that none of the other Party, or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives (collectively, “Representatives”) is authorized to waive compliance with the provisions of this Section 3.4.1(b) and that it shall be solely responsible for its compliance with the provisions of this Section 3.4.1(b) and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates or its or their respective Representatives.

3.4.2 Exclusions List. Horizon shall not use (and shall cause its Affiliates not to use) any Person (including any employee, officer, director, Sublicensee or Third Party contractor or distributor) who is (or has been) on the Exclusions List of the Office of Inspector General, U.S. Department of Health & Human Services, or who is (or has been) in violation of the terms hereof in connection with the Manufacture or Exploitation of Products or Other Products. Horizon certifies to AstraZeneca that, as of the Effective Date, Horizon has screened itself, and its officers and directors (and its Affiliates, Sublicensees and Third Party contractors and distributors and their respective officers and directors) against the Exclusions List of the Office of Inspector General, U.S. Department of Health & Human Services and that it has informed AstraZeneca whether Horizon, or any of its officers or directors (or any of its Affiliates, Sublicensees or Third Party contractors or distributors or any of their respective officers and directors) has been in violation of the terms hereof in connection with the performance of any activities hereunder. After the execution of this Agreement, Horizon shall promptly notify AstraZeneca in writing if any such violation comes to its attention.

ARTICLE 4

REGULATORY

4.1 Regulatory Responsibilities.

4.1.1 Notification of Label Changes.

(a) Horizon shall notify AstraZeneca in writing of any revisions to the Product Label for the Product or any Other Product in the Horizon Territory whether initiated by Horizon or requested by FDA within 10 days after such revision is initiated by Horizon or requested by FDA, as applicable. Horizon shall also notify AstraZeneca in writing of any revision to the Product Label for the Product or any Other Product in the Horizon Territory within 10 days after such revision is approved by FDA, and such notice shall include the exact revised language for the applicable Product Label.

(b) AstraZeneca shall notify Horizon in writing of any revisions whether initiated by AstraZeneca or requested by any Regulatory Authority to (i) the Regulatory Authority approved full prescribing information for the Product or any Other Product in the AstraZeneca Territory, including any required patient information and all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product or any Other Product in the AstraZeneca Territory or (ii) the Regulatory Authority approved full prescribing information for Nexium anywhere in the world, including any required patient information and all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for Nexium anywhere in the world, in either case ((i) or (ii)) that would reasonably be expected to impact the Product Label for the Product or any Other Product in the Horizon Territory within 10 days after such revision is initiated by AstraZeneca or requested by the applicable Regulatory Authority, as applicable. AstraZeneca shall also notify Horizon in writing of any such revisions within 10 days after such revision is approved by the applicable Regulatory Authority, and such notice shall include the exact revised language for the application revision.

(c) The Party notifying the other Party of any revisions to any Regulatory Authority-approved full prescribing information, including any required patient information or any labels and other written, printed or graphic matter upon a container, wrapper or any package insert pursuant to this Section 4.1.1, shall use commercially reasonable efforts to answer the other Party’s questions with respect to any such revision.

(d) For clarity, the Parties obligations under this Section 4.1.1 are in addition to any other notification obligations either Party has under the Transition Safety Data Exchange Agreement or the Post-Transition Safety Data Exchange Agreement.

4.1.2 If a legalized Certificate of Pharmaceutical Product (“CPP”) is required to renew any Regulatory Approval for a Product or Other Product in any country in the AstraZeneca Territory, upon AstraZeneca’s reasonable request with respect to timing, Horizon shall use commercially reasonable efforts to assist AstraZeneca in obtaining such CPP. AstraZeneca shall provide Horizon with reasonable advance notice of the need for any such CPP and such notice shall contain sufficient information and instructions as to minimize impact into Horizon’s normal business activities. The Alliance Managers shall coordinate with respect to any request for a CPP by AstraZeneca to ensure that such request is handled promptly and with reasonable care. Upon AstraZeneca’s request for any CPP, the Parties shall agree upon the process cost and timelines with respect thereto. AstraZeneca shall reimburse Horizon for all reasonable and documented or otherwise verifiable external and internal costs incurred in connection with processing or otherwise assisting AstraZeneca in obtaining any requested CPP, including the full time equivalent costs of the employees of Horizon involved in processing any requested CPP or otherwise assisting AstraZeneca in obtaining any requested CPP (which shall be calculated at a rate to be agreed to by the Parties), to the extent such costs do not exceed the costs agreed to by the Parties pursuant to the immediately preceding sentence. AstraZeneca shall reimburse Horizon for such costs within 45 days after receipt of an invoice and reasonable supporting documentation with respect to such costs.

4.1.3 Notwithstanding anything to the contrary in this Agreement, if Horizon is required by applicable Law to provide a Regulatory Authority any communication that relates to [...***...] and [...***...] as it [...***...] that [...***...] to [...***...].

4.2 Access to Regulatory Approvals and Documentation.

4.2.1 Upon Horizon’s reasonable request with respect to timing of delivery, AstraZeneca promptly shall (a) provide to Horizon, at Horizon’s cost and expense, copies of the Licensed Regulatory Documentation solely for purposes of exercising Horizon’s and its Affiliates’ rights under the grants in Section 2.1 and (b) provide to Horizon and to any specified Governmental Authority in the Horizon Territory a letter, in the form reasonably requested by Horizon, acknowledging that Horizon has the right of reference and use to any Licensed Regulatory Documentation as described under Section 2.1.5. Notwithstanding anything to the contrary contained in this Agreement, AstraZeneca shall not be required to disclose any information contained in the Licensed Regulatory Documentation or provide any such access to such information if such disclosure or access would, in AstraZeneca’s reasonable discretion, (x) violate (i) applicable Law or (ii) any binding agreement entered into by AstraZeneca prior to the Effective Date, including any confidentiality agreement to which AstraZeneca is a party (provided, that AstraZeneca shall use commercially reasonable efforts to obtain consent from any Third Party to any such binding agreement to enable AstraZeneca to disclose such information), (y) jeopardize any attorney/client privilege or other established legal privilege or (z) disclose any trade secrets; provided, that AstraZeneca shall provide Horizon with a general description of the type of any such information redacted or withheld by AstraZeneca to the extent that AstraZeneca is permitted to do so and keep Horizon informed of all efforts undertaken by AstraZeneca to enable AstraZeneca to disclose such redacted or withheld information to Horizon.

4.2.2 Upon AstraZeneca’s reasonable request with respect to timing of delivery, Horizon promptly shall (a) provide to AstraZeneca, at AstraZeneca’s cost and expense, copies of the Horizon Regulatory Documentation solely for purposes of exercising AstraZeneca’s and its Affiliates’ rights under the grants in Section 2.3 and (b) provide to AstraZeneca and to any specified Governmental Authority in the AstraZeneca Territory a letter, in the form reasonably requested by AstraZeneca, acknowledging that AstraZeneca has the right of reference to any Horizon Regulatory Documentation as described under Section 2.3.3. Notwithstanding anything to the contrary contained in this Agreement, Horizon shall not be required to disclose any information contained in the Horizon Regulatory Documentation or provide any such access to such information if such disclosure or access would, in Horizon’s reasonable discretion, (x) violate (i) applicable Law or (ii) any binding agreement entered into by Horizon prior to the Effective Date, including any confidentiality agreement to which Horizon is a party (provided, that Horizon shall use commercially reasonable efforts to obtain consent from any Third Party to any such binding agreement to enable Horizon to disclose such information), (y) jeopardize any attorney/client privilege or other established legal privilege or (z) disclose any

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trade secrets; provided, that Horizon shall provide AstraZeneca with a general description of the type of any such information redacted or withheld by Horizon to the extent that Horizon is permitted to do so and keep AstraZeneca informed of all efforts undertaken by Horizon to enable Horizon to disclose such redacted or withheld information to AstraZeneca.

4.3 Pharmacovigilance Obligations.

4.3.1 Safety Data Exchange Agreement. Each Party shall duly and punctually perform all of its obligations under the Safety Data Exchange Agreement.

4.3.2 Safety Database. AstraZeneca shall set up, hold, and maintain (at AstraZeneca’s sole cost and expense) the global safety database for the Product and the Other Products. Each Party shall use commercially reasonable efforts to provide the other Party with information in its possession and control as necessary for each Party to comply with its pharmacovigilance responsibilities under this Agreement or the Safety Data Exchange Agreement, including, as applicable, any Adverse Events, from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies, and commercial experiences with the Product or any Other Product in the format specified in the Safety Data Exchange Agreement.

4.3.3 Esomeprazole Safety Data. Notwithstanding anything to the contrary in this Agreement, if Horizon is required by applicable Law to make any statements in an Adverse Event report or serious Adverse Event report pertaining to [...***...] of [...***...] and [...***...] the [...***...] to [...***...].

4.3.4 Medical and Other Inquiries. Except to the extent otherwise provided in this Agreement, the Asset Purchase Agreement (including the Transition Plan) or the Supply Agreement, from and after the Effective Date, Horizon (a) shall be responsible for, and shall handle and respond to, all customer complaints and inquiries (including medical and non-medical inquiries) related to the Product or any Other Product used, marketed, distributed or sold in the Horizon Territory, and (b) shall be responsible for, and shall conduct, all correspondence and communication with physicians and other health care professionals in the Horizon Territory relating to the Product or any Other Product.

4.4 Post-Closing Responsibility for Product. [...***...] shall not [...***...] without the prior written consent of [...***...], such consent not to be unreasonably conditioned, withheld or delayed, if [...***...] in the [...***...].

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ARTICLE 5

RECORDS

5.1 Records. Horizon shall, and shall cause its Affiliates and its and their respective Sublicensees to, keep complete and accurate financial books and records pertaining to the commercialization of Merck Products in the Horizon Territory, including books and records of Merck Net Sales of Merck Products, in sufficient detail to determine, calculate and verify Merck Net Sales of Merck Products in the Horizon Territory and the net present value of the projected Merck Net Sales of Merck Products in the Horizon Territory, in each case, from the Effective Date until AstraZeneca provides Horizon written notice that Horizon is no longer obligated to maintain such books and records. From and after the date set forth in such written notice, Horizon shall no longer be obligated to maintain financial books and records pertaining to the commercialization of Merck Products pursuant to this Section 5.1 and AstraZeneca (or its designee) shall no longer have the right to audit and examine Horizon’s financial books and records pursuant to Section 5.2. Horizon shall and shall cause its Affiliates and its and their respective Sublicensees to, retain such books and records under this Section 5.1 until the date AstraZeneca provides Horizon written notice that Horizon is no longer obligated to maintain such books and record. In the event that AstraZeneca no longer has any record keeping or reporting obligations to any Merck Party with respect to sales of Merck Products in the Horizon Territory, AstraZeneca shall promptly notify Horizon in writing, and Horizon’s obligations under this Section 5.1 shall automatically terminate effective upon the termination of such obligations of AstraZeneca to the Merck Parties.

5.2 Review of Horizon Financial Records. At the request of AstraZeneca, Horizon shall, and shall cause its Affiliates and its and their respective Sublicensees to, permit AstraZeneca (or its designee) or an independent auditor designated by AstraZeneca (or its designee), at reasonable times and upon reasonable notice, to audit and examine, and make copies or extracts of and from, the books, records and accounts of Horizon maintained pursuant to Section 5.1 for the purposes set forth in Section 5.1. As between the Parties, the cost of any such review or audit shall be borne by AstraZeneca. In the event that a Merck Party no longer has any right to audit, and AstraZeneca no longer has any obligation to audit, the books, records and accounts of Horizon maintained pursuant to Section 5.1, AstraZeneca shall promptly notify Horizon in writing, and AstraZeneca’s (including its designees’ and its or their independent auditors’) rights, and Horizon’s obligations, under this Section 5.2 shall automatically terminate, in each case, effective upon the termination of such rights of the Merck Parties or obligations of AstraZeneca to the Merck Parties.

ARTICLE 6

ASTRAZENECA PATENTS

6.1 Maintenance and Prosecution of AstraZeneca Patents. AstraZeneca shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination, patent term extensions and opposition proceedings) the Merck Patents, the Ex-US Licensed Patents and any other Patent Rights included in the Manufacturing Technology (the “AstraZeneca Patents”), at AstraZeneca’s sole cost and expense. Horizon shall have no right to prepare, file, prosecute or maintain any AstraZeneca Patents. Horizon shall assist and cooperate with AstraZeneca as

AstraZeneca may reasonably request from time to time in connection with its activities set forth in this Section 6.1, at AstraZeneca’s sole cost and expense. Neither AstraZeneca nor any of its Representatives shall be liable to Horizon in respect of any act, omission, default or neglect on the part of any such Representative in connection with obtaining, prosecuting or maintaining an AstraZeneca Patent or otherwise exercising its rights under this Section 6.1. AstraZeneca will keep Horizon promptly informed of progress with regard to the preparation, filing, prosecution and maintenance of AstraZeneca Patents in the Horizon Territory.

6.2 Enforcement of AstraZeneca Patents.

6.2.1 Notice. If any AstraZeneca Patent is allegedly or actually infringed by a Third Party in a manner relating to the Product or any Other Product, the Party first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of that infringement in reasonable detail.

6.2.2 AstraZeneca Patents. Subject to this Section 6.2.2, AstraZeneca shall have the sole right, but not the obligation, through counsel of its choosing, to control the prosecution of any infringement described in Section 6.2.1 relating to the AstraZeneca Patents [...***...]. Prior to commencing any prosecution of an infringement claim with respect to the AstraZeneca Patents hereunder, AstraZeneca shall notify Horizon of its intent to commence such prosecution, and if Horizon in good faith believes that the prosecution of any such infringement of the AstraZeneca Patents by AstraZeneca could have a material adverse effect on the AstraZeneca Patents in the Horizon Territory or Horizon’s rights thereunder, Horizon shall promptly notify AstraZeneca after receiving such notice of intent and the Parties shall discuss in good faith the appropriate actions to be taken in response to such infringement; provided, however, that if the Parties are unable to come to a mutually acceptable resolution, then AstraZeneca shall be entitled to undertake such prosecution in its sole discretion, taking Horizon’s concerns into good faith consideration. Horizon shall have no right to prosecute any infringement of any AstraZeneca Patents.

6.2.3 Enforcement Procedure; Costs and Recovery. If AstraZeneca brings an infringement action in accordance with this Section 6.2, Horizon shall cooperate fully with AstraZeneca in connection therewith, including furnishing powers of attorney, being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, at AstraZeneca’s sole cost and expense. If AstraZeneca pursues such an infringement action, it shall consider in good faith any comments from Horizon and shall keep Horizon reasonably informed of any steps taken to preclude such infringement. Each Party shall bear its own costs and expenses relating to any enforcement action commenced pursuant to this Section 6.2. Any damages or other amounts collected shall be first allocated to reimburse the Parties for their costs and expenses in enforcing

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the AstraZeneca Patents in order to make such recovery, which amounts shall be allocated pro rata based on the relative costs and expenses incurred by the Parties in connection with such enforcement if insufficient to cover the totality of such expenses. Any amount of recovery remaining after such reimbursement is made shall be retained by AstraZeneca.

6.3 Infringement Claims by Third Parties.

6.3.1 Defense of Third Party Claims. If a Third Party asserts that a Patent Rights or other intellectual property right (other than Trademarks or Domain Names, which shall be governed by Sections 7.4 and 8.5, respectively) owned or controlled by it is infringed by the Manufacture or Exploitation of the Product or any Other Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail.

6.3.2 Horizon Territory. Horizon shall have the first right, but not the obligation, to control the defense of any claim described in Section 6.3.1 to the extent it relates to the Manufacture or Exploitation of the Product or any Other Product in the Horizon Territory; provided that Horizon shall not be entitled to assert a claim or counterclaim against such Third Party based on the AstraZeneca Patents in connection therewith without AstraZeneca’s prior written consent, in its sole discretion; and, provided, further, that prior to commencing any such claim or counterclaim hereunder, Horizon shall notify AstraZeneca of its intent to commence such claim or counterclaim, and if AstraZeneca in good faith believes that the assertion of any such claim or counterclaim by Horizon could have a material adverse effect on the AstraZeneca Patents in the AstraZeneca Territory or AstraZeneca’s rights thereunder or the Nexium Business, AstraZeneca shall promptly notify Horizon after receipt of such notice of intent and the Parties shall discuss in good faith the appropriate actions to be taken in response to such claim.

6.3.3 AstraZeneca Territory. AstraZeneca shall have the sole right, but not the obligation, to control the defense of any claim described in Section 6.3.1 to the extent it relates to the Manufacture or Exploitation of the Product or any Other Product in the AstraZeneca Territory.

6.3.4 Defense Procedure. The Party that does not control the defense of a claim under this Section 6.3 shall cooperate with the controlling Party, at the controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding. If a Party is entitled to and brings a claim or counterclaim in accordance with this Section 6.3, the other Party shall cooperate fully with the claiming Party in connection therewith, including furnishing powers of attorney, being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken in connection with such defense, claim or counterclaim.

6.3.5 Settlement of Third Party Claims. The Party that controls the defense of a given claim pursuant to Section 6.3.2 or 6.3.3 also shall have the right to control settlement of such claim; provided, however, that (a) no settlement shall be entered into without the prior written consent of the other Party if such settlement would adversely affect or diminish the rights and benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement and (b) in connection with any such settlement, if Horizon is the controlling Party, unless otherwise agreed in writing by AstraZeneca, Horizon shall only be entitled to grant a license or covenant not to sue under or with respect to the AstraZeneca Patents or Licensed Know-How, as applicable, to the extent provided in Section 2.2.

6.3.6 Allocation of Costs. All costs and expenses relating to any defense, settlement and judgments in Litigation commenced pursuant to this Section 6.3 with respect to (a) the Horizon Territory shall be borne by the Party controlling such Litigation in accordance with this Article 6 and (b) in the AstraZeneca Territory shall be borne by AstraZeneca. Any damages or other amounts collected shall be first allocated to reimburse the financially responsible Party (as set forth in the immediately preceding sentence) for its costs and expenses in making such recovery. Any amount of recovery remaining after such reimbursement is made shall be retained by the controlling Party under this Section 6.3.

6.4 Invalidity or Unenforceability Defenses or Actions. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 6.2 or claim or counterclaim asserted under Section 6.3, or in a declaratory judgment action or similar action or claim filed by such Third Party, in any such case, that any AstraZeneca Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party. AstraZeneca shall have the sole right, but not the obligation, through counsel of its choosing, to defend against such action or claim. If AstraZeneca defends such action or claim, all costs and expenses of defending such action or claim shall be borne by AstraZeneca. Horizon shall assist and cooperate with AstraZeneca as AstraZeneca may reasonably request from time to time in connection with its activities set forth in this Section 6.4, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours, at AstraZeneca’s sole cost and expense. In connection with any such defense or claim or counterclaim, AstraZeneca shall consider in good faith any comments from Horizon and shall keep Horizon reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim.

6.5 Statements or Actions Pertaining to Esomeprazole or Nexium. Notwithstanding anything to the contrary in this Article 6, [...***...] of [...***...] or [...***...] of its [...***...] or [...***...] of the [...***...].

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ARTICLE 7

LICENSED TRADEMARKS

7.1 Use of Licensed Trademarks.

7.1.1 Horizon hereby acknowledges AstraZeneca’s exclusive right, title and interest in and to the Licensed Trademarks, together with all goodwill associated therewith and all registrations and registration applications therefor, on a worldwide basis and acknowledges that nothing herein shall be construed to accord to Horizon or its Affiliates any rights in the Licensed Trademarks except for the license rights expressly conferred by this Agreement. Horizon shall not, and shall cause its Affiliates, Sublicensees and distributors not to, use in their respective businesses, any Trademark that is confusingly similar to or a colorable imitation of, misleading or deceptive with respect to or that dilutes any (or any part) of the Licensed Trademarks.

7.1.2 Horizon shall, and shall cause its Affiliates, Sublicensees and distributors to, (a) comply with all trademark usage guidelines, quality standards, business practices, methodology, policies and procedures and technical and operational specifications as may be reasonably specified by AstraZeneca from time to time or as may be imposed by applicable Law with respect to the manner of use of the Licensed Trademarks [...***...], (b) promptly make any changes to any Product Label, packaging with respect to any Product or any Other Product, Product (or any Other Product) inserts and advertising, marketing, promotional or other materials bearing any of the Licensed Trademarks as AstraZeneca may reasonably request to achieve compliance with clause (a), and (c) refrain from taking any action that endangers, destroys or similarly affects, in any material respect, the Licensed Trademarks or the value of the goodwill associated with the Licensed Trademarks.

7.1.3 Horizon shall not, and shall cause its Affiliates, Sublicensees and distributors not to, (a) directly or indirectly, at any time challenge AstraZeneca’s rights, title or interest in and to the Licensed Trademarks or in any registration or registration application therefor in any jurisdiction, (b) do or cause to be done or fail to do anything, the doing, causing or failure of which would contest or impair or in any way tend to impair the rights of AstraZeneca in and to the Licensed Trademarks or in any registrations or registration applications therefor in any jurisdiction, (c) represent to any Third Party that it has, in any jurisdiction, any ownership rights in or to the Licensed Trademarks or in any registration or registration application therefor or any other rights in the Licensed Trademarks other than the specific license rights conferred by this Agreement, or (d) register or attempt to register the Licensed Trademarks or any confusingly similar Trademark (including any translation or transliteration of any of the Licensed Trademarks or any colorable imitation thereof) as a Trademark with any Governmental Authority in its own name or in the name of any of its Affiliate or any Third Party in any jurisdiction.

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7.1.4 Horizon acknowledges and agrees that no ownership rights are vested or created in the Licensed Trademarks anywhere in the world by the licenses and other rights granted in this Agreement (including, for clarity, under Section 2.1 of this Agreement) and that all goodwill generated in connection with the use of the Licensed Trademarks by Horizon, its Affiliates, Sublicensees, and distributors shall inure solely for and to the benefit of AstraZeneca.

7.2 Approval Procedures.

7.2.1 During the Term, if Horizon desires to use any variation or derivative of an existing Licensed Trademark on, or in connection with the Exploitation of, the Product or any Other Product in the Horizon Territory, Horizon shall submit such variation or derivation to AstraZeneca for its approval, which approval may be granted or withheld in AstraZeneca’s sole discretion. If AstraZeneca approves such variation or derivation, then upon such approval by AstraZeneca, such variation or derivation shall be deemed a Licensed Trademark and subject to the terms hereof. AstraZeneca shall respond to each such submission within [...***...] after AstraZeneca’s receipt of each such request for approval. With respect to any variation or derivation of any existing Licensed Trademark that Horizon submits to AstraZeneca, Horizon shall be responsible for conducting a commercially reasonable trademark clearance search and assessing the availability of any such variation or derivation for use on, and registration for, the Product or any Other Product in the Horizon Territory and shall submit the results of such search and assessment to AstraZeneca when it submits such variation or derivation to AstraZeneca for its approval.

7.2.2 At AstraZeneca’s reasonable request with respect to timing of delivery, Horizon shall, and shall cause its Affiliates, Sublicensees and distributors to, furnish to AstraZeneca representative samples of all goods and all Product Labeling, Product packaging, Product inserts and advertising, marketing, promotional or other materials bearing any of the Licensed Trademarks for registration, renewal and quality control purposes, including web pages, brochures and stationery.

7.3 Clearance, Registration, Prosecution and Maintenance of Licensed Trademarks.

7.3.1 AstraZeneca shall be responsible for the registration, prosecution and maintenance of the Licensed Trademarks in the Horizon Territory. All registrations and applications therefor shall be filed, prosecuted, registered and maintained in the name, and for the benefit, of AstraZeneca. All costs and expenses of clearing, registering, prosecuting and maintaining the Licensed Trademarks in the Horizon Territory shall be borne solely by AstraZeneca. AstraZeneca shall (a) provide Horizon from time to time[...***...] a written report summarizing the current status of all applications and registrations for the Licensed Trademarks in the Horizon Territory; (b) notify Horizon promptly of, and consult with Horizon with respect to, any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for any Licensed Trademark within the Horizon Territory prior to taking any action in response thereto; and (c) consult with Horizon at least [...***...] prior to (i) taking any action to abandon or withdraw any application for any Licensed Trademark, or (ii)

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permitting any registration for any Licensed Trademark to lapse, expire or be cancelled.

7.3.2 If AstraZeneca plans to cease, or ceases, the registration, prosecution and maintenance of a Licensed Trademark in the Horizon Territory, AstraZeneca shall notify Horizon in writing at least [...***...] in advance of the due date of any action that is required with respect thereto and, in such event, Horizon may elect (but shall not be obligated), on written notice to AstraZeneca, at its sole cost and expense, to assume responsibility for and control over such registration, prosecution and maintenance in the name of Horizon. All registrations and applications therefor shall be filed, prosecuted, registered and maintained in the name, and for the benefit, of Horizon. AstraZeneca shall execute such powers of attorney or other instruments and shall take such other actions as Horizon may reasonably request to permit Horizon to file and prosecute any registration application and to maintain, renew, enforce and defend any registration for any such Licensed Trademarks in the Horizon Territory.

7.4 Enforcement and Defense of Licensed Trademarks. Horizon shall have the first right, but not the obligation, to enforce and defend the Licensed Trademarks in the Horizon Territory, including (a) after consultation with AstraZeneca, defending against any alleged, threatened or actual claim by a Third Party that the use of the Licensed Trademarks in the Horizon Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or copyright of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of or relating to the Licensed Trademarks with respect to the Product or any Other Product in the Horizon Territory and (b) taking such action as Horizon, after consultation with AstraZeneca, deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, the Licensed Trademarks by a Third Party in the Horizon Territory; provided that if Horizon plans to cease, or ceases, any action with respect to the enforcement or defense of any of the Licensed Trademarks in the Horizon Territory, Horizon shall notify AstraZeneca in writing at least [...***...] in advance of the due date of any action that is required with respect thereto and, in such event, AstraZeneca may elect (but shall not be obligated), on written notice to Horizon, to assume responsibility for and control over such enforcement or defense or to take any such action in its own name or in the name of Horizon. Notwithstanding the foregoing, as long as Horizon is Exploiting the Product or any Other Product under the Licensed Trademarks, if Horizon reasonably determines that initiating a suit or taking other action to enforce or defend any of the Licensed Trademarks in the Horizon Territory pursuant to this Section 7.4 is not in the best interests of the Licensed Trademarks in the Horizon Territory and Horizon so notifies AstraZeneca in writing (which notice shall include a reasonably detailed description of Horizon’s reasons for not initiating suit or taking other action to enforce or defend any of the Licensed Trademarks in the Horizon Territory pursuant to this Section 7.4), then AstraZeneca may not enforce or defend any such Licensed Trademarks pursuant to this Section 7.4. Each enforcing or defending Party shall bear its own costs and expenses relating to any enforcement action or defense commenced pursuant to this Section 7.4 and any settlements and judgments with respect thereto. Any damages or other amounts recovered in any such proceeding shall be retained by the Party controlling such proceeding. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any such action, defense, claim or suit under this Section 7.4, at such other Party’s cost and expense. Horizon shall obtain

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AstraZeneca’s written consent before entering into any compromise, settlement or stipulation with respect to any such action, defense, claim or suit (such consent not to be unreasonably withheld or delayed). In no event shall Horizon take any position or submit any argument with respect to such action, defense, claim or suit that would be reasonably expected to materially endanger, lessen, impair or undermine the Licensed Trademarks or AstraZeneca’s rights therein or AstraZeneca’s corresponding Trademark rights outside the Horizon Territory. Each Party, at the other Party’s cost and expense, shall execute such powers of attorney or other instruments and shall take such other actions as the other Party may reasonably request as necessary to permit the other Party to assume responsibility for and control over the enforcement or defense of the Licensed Trademarks as permitted hereunder.

7.5 No Implied Rights. Except as expressly provided in this Article 7, Horizon shall have no right to register, maintain, prosecute, enforce or defend the Licensed Trademarks.

7.6 Other Trademarks. Horizon shall have the right to Exploit the Product and any Other Product in the Horizon Territory under a Trademark that is not a Licensed Trademark; provided, that such other Trademark is not confusingly similar to any Licensed Trademark (including any translation or transliteration of any Licensed Trademark or any colorable imitation of any Licensed Trademark).

ARTICLE 8

LICENSED DOMAIN NAMES

8.1 Ownership and Goodwill. Horizon acknowledges that it acquires no right, title or interest in the Licensed Domain Names other than the rights expressly set forth in this Agreement. Horizon shall not at any time do or suffer to be done any act that would materially impair AstraZeneca’s proprietary rights in or to the Licensed Domain Names, and Horizon agrees not to directly or indirectly contest or aid in contesting the ownership of the Licensed Domain Names, or to take any action whatsoever in derogation of AstraZeneca’s claimed rights therein. Horizon agrees and acknowledges that any and all rights and goodwill arising from use of the Licensed Domain Names by Horizon or its Affiliates or permitted sublicensees shall inure exclusively to the benefit of AstraZeneca.

8.2 Registration and Maintenance. AstraZeneca shall (a) at its own expense, maintain the Primary Licensed Domain Name and (b) if requested in writing by Horizon and at Horizon’s expense, maintain the Secondary Licensed Domain Names. Neither Party shall intentionally take, or fail to take, any action that may reasonably be expected to jeopardize the use, value, validity, or enforceability of any Licensed Domain Name; provided, that unless Horizon requests in writing that AstraZeneca maintain a Secondary Licensed Domain Name at Horizon’s expense, AstraZeneca may allow the registration for such Secondary Licensed Domain Name to lapse.

8.3 Control of Licensed Domain Name Websites. AstraZeneca hereby grants Horizon the sole right to administer, manage and control the content of any website associated with, and use, the Licensed Domain Names (the “Product Websites”) under the terms of this Agreement. At Horizon’s request, AstraZeneca shall use the technical contact and server information provided by Horizon for the Licensed Domain Names. Horizon may ask from time to time that such information be further revised or updated, and AstraZeneca shall, within a reasonable amount of time, contact the domain name registrar and revise the information accordingly. AstraZeneca shall not change the technical contact or server information for the Licensed Domain Names or take any action to direct Internet traffic to any of the Licensed Domain Names to any servers or IP addresses other than those identified by Horizon. AstraZeneca may, from time to time, change the registrar with whom AstraZeneca has contracted to manage its domain name portfolio. Horizon shall assist and cooperate with AstraZeneca, the old registrar or the new registrar in any way necessary to effectuate such a change of registrar. Horizon shall be responsible for the content of the Product Websites and shall ensure that all Product Websites comply with all applicable Law.

8.4 Country-Specific Traffic.

8.4.1 Horizon shall use commercially reasonable efforts to cause traffic to the Licensed Domain Names that originates within a country outside the Horizon Territory, to be re-directed to such ccTLD as AstraZeneca may designate in writing.

8.4.2 AstraZeneca shall use commercially reasonable efforts to cause traffic to vimovoglobal.com, or any other Domain Name used by or on behalf of AstraZeneca or its Affiliates in connection with Exploitation of the Products in more than one country of the AstraZeneca Territory, that originates within a country outside the AstraZeneca Territory, to be re-directed to such ccTLD as Horizon may designate in writing.

8.4.3 Among other techniques that the Parties may mutually agree for re-directing traffic is the placement of a hyperlink on the homepage of the generic “.com” top-level Licensed Domain Names or other domain names noted in Section 8.4.2, as applicable, which hyperlink shall be placed in a manner, form and style mutually agreeable to the Parties.

8.5 Enforcement. If Horizon becomes aware of any use, trafficking, or registration of a Licensed Domain Name other than by or on behalf of Horizon or its Affiliates or Sublicensees pursuant to this Agreement or of any use, trafficking, or registration a confusingly similar domain name, Horizon shall promptly notify AstraZeneca of such use or trafficking or registration. AstraZeneca may take any action and institute legal, administrative or other proceedings relating to the use, trafficking, or registration of such Licensed Domain Names as AstraZeneca, in its sole discretion, deems fit. Horizon shall execute any and all documents and to do such acts as may be reasonably necessary to carry out such proceeding or Litigation, including becoming a nominal party to any legal action. If AstraZeneca fails to take any action within [...***...] days after notification of such use, trafficking or registration, or notifies Horizon that it will not take any action, then Horizon may take any action and institute legal, administrative or other proceedings relating to such use, trafficking or registration as Horizon, in its sole discretion, deems appropriate. AstraZeneca agrees to execute any and all documents and to do such acts as may be reasonably necessary to carry out such proceeding or Litigation, including becoming a nominal party to any legal action. Each Party shall bear its own costs and expenses relating to any enforcement action commenced pursuant to this Section 8.5 and any settlements and judgments with respect thereto.

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ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1 General.

9.1.1 All Ancillary Confidential Information provided by one Party (or its Recipients or Affiliates) (collectively, the “Ancillary Disclosing Party”) to the other Party (or its Recipients or Affiliates) (collectively, the “Ancillary Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 9.1. As used in this Section 9.1, “Ancillary Confidential Information” means (a) all information disclosed to the Ancillary Receiving Party by the Ancillary Disclosing Party in connection with any Ancillary Agreement, including all information with respect to the Ancillary Disclosing Party’s licensors, licensees or Affiliates and (b) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Ancillary Receiving Party to the extent containing or reflecting the information in the preceding clause (a). Notwithstanding the foregoing, Ancillary Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(a) was already known to the Ancillary Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Ancillary Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Ancillary Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure to the Ancillary Receiving Party other than through any act or omission of the Ancillary Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Ancillary Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(e) is subsequently independently discovered or developed by the Ancillary Receiving Party without the aid, application or use of Confidential Information or Ancillary Confidential Information.

9.1.2 All Ancillary Confidential Information obtained by AstraZeneca (or its Affiliates or Recipients) from Horizon (or its Affiliates or Recipients) and all Ancillary Confidential Information relating solely to the Product Business (other than Ancillary Confidential Information relating to (x) the Licensed Intellectual Property, the Ex-US Licensed Patents or the Licensed Regulatory Documentation, (y) the Pozen Original Agreement or the Pozen ROW Agreement or (z) the Merck Parties or the Merck Patents), the Purchased Assets and the Assumed Liabilities (the “Ancillary Horizon Confidential Information”) shall be deemed to be Ancillary Confidential Information disclosed by Horizon to AstraZeneca for purposes of this Section 9.1 and shall be used by AstraZeneca solely as required for any AstraZeneca Permitted Purpose, and for no other purpose. During the Term and for a period of five years thereafter, AstraZeneca shall not disclose, or permit the disclosure of, any of the Ancillary

Horizon Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any AstraZeneca Permitted Purpose. AstraZeneca shall treat, and will cause its Affiliates and the Recipients of AstraZeneca or any of its Affiliates to treat, the Ancillary Horizon Confidential Information as confidential, using the same degree of care as AstraZeneca normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

9.1.3 All Ancillary Confidential Information obtained by Horizon (or its Affiliates or Recipients) from AstraZeneca (or its Affiliates or Recipients) other than the Ancillary Horizon Confidential Information (the “Ancillary AstraZeneca Confidential Information”) shall be used by Horizon solely as required for any Horizon Permitted Purpose, and for no other purpose. During the Term and for a period of five years thereafter, Horizon shall not disclose, or permit the disclosure of, any of the Ancillary AstraZeneca Confidential Information to any Person except (x) those Persons to whom such disclosure is necessary in connection with a Horizon Permitted Purpose or (y) in connection with any due diligence or disclosure obligations under any financing arrangement or equity offering pursuant to obligations of confidentiality and non-use no less stringent than those set forth in this Section 9.1. Horizon shall treat, and will cause its Affiliates and the Recipients of Horizon or any of its Affiliates to treat, Ancillary AstraZeneca Confidential Information as confidential, using the same degree of care as Horizon normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

9.1.4 In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Ancillary Confidential Information (i.e., Ancillary AstraZeneca Confidential Information or Ancillary Horizon Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Ancillary Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Ancillary Confidential Information which such Party is advised by an opinion of its counsel is legally required and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Ancillary Confidential Information.

9.1.5 Nothing in this Section 9.1 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement, the Asset Purchase Agreement or any other Ancillary Agreement in any manner which it reasonably deems appropriate.

9.2 Other Nexium Communications. Except as expressly provided in Sections 4.1.2, 4.3.4 and 9.3 hereof, the Asset Purchase Agreement or any Ancillary Agreement, without [...***...] prior written consent, [...***...] shall not make, and shall prohibit its Affiliates, Sublicensees, Third Party contractors, and agents from [...***...] or [...***...]

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[...***...].

9.3 Certain Permitted Esomeprazole and Nexium Disclosures. Within 30 days after the Effective Date, the Parties shall mutually agree in good faith on a written document specifying [...***...], and the [...***...] to be [...***...] that is not [...***...].

9.4 Press Releases. [...***...] to the [...***...].

ARTICLE 10

DISCLAIMER OF WARRANTIES

EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THE ASSET PURCHASE AGREEMENT OR THE SUPPLY AGREEMENT, THE OTHER PARTY HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND SUCH PARTY HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF QUALITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS, AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 11

INDEMNITY

11.1 Indemnification of AstraZeneca. Subject to this Article 11, Horizon shall indemnify, defend and hold harmless AstraZeneca and its Affiliates, and their respective officers, directors, employees and agents (collectively, “AstraZeneca Indemnitees”) from and against any and all Losses incurred by them in connection with any and all Litigation by Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) any breach by Horizon of any term of this Agreement; (b) the fraud, gross negligence or willful misconduct on the part of any Horizon Indemnitees in the performance of Horizon’s obligations under this Agreement or (c) the Manufacture or Exploitation of the Product or any Other Product by or on behalf of Horizon, its Affiliates and Sublicensees (but excluding the Manufacture or Exploitation of Product or any Other Product by or on behalf of AstraZeneca or its Affiliates pursuant to the Supply Agreement, the Transition Plan (as defined in the Asset Purchase Agreement) or pursuant to any sublicense granted by Horizon to AstraZeneca under the this Agreement or any Ancillary Agreement), except, in each case ((a), (b) and (c)), to the extent of

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those Losses for which AstraZeneca has an obligation to indemnify any Horizon Indemnitees pursuant to Section 11.2 or pursuant to the Supply Agreement or the Asset Purchase Agreement, as to which Losses each Party shall indemnify the other Party and the AstraZeneca Indemnitees or the Horizon Indemnitees, as applicable, to the extent of its liability for such Losses.

11.2 Indemnification of Horizon. Subject to this Article 11, AstraZeneca shall indemnify, defend and hold harmless Horizon and its Affiliates, and their respective officers, directors, employees and agents (collectively, “Horizon Indemnitees”) from and against any and all Losses incurred by them in connection with any and all Third Party Claims arising from or occurring as a result of: (a) any breach by AstraZeneca of any term of this Agreement; (b) the fraud, gross negligence or willful misconduct on the part of any AstraZeneca Indemnitees in the performance of AstraZeneca’s obligations under this Agreement; (c) the Manufacture or Exploitation of the Product or any Other Product by or on behalf of AstraZeneca, its Affiliates and sublicensees (but excluding the Manufacture of Product under the Supply Agreement), except, in each case ((a), (b) and (c)), to the extent of those Losses for which Horizon has an obligation to indemnify any AstraZeneca Indemnitees pursuant to Section 11.1 or pursuant to the Supply Agreement, as to which Losses each Party shall indemnify the other Party and the AstraZeneca Indemnitees or the Horizon Indemnitees, as applicable, to the extent of its liability for such Losses.

11.3 Indemnification Procedures. All indemnification claims in respect of Horizon or any Horizon Indemnitees shall be made solely by Horizon and all indemnification claims in respect of AstraZeneca or any AstraZeneca Indemnitee shall be made solely by AstraZeneca and, in each case, shall be governed by Section 7.2.2 of the Asset Purchase Agreement. Notwithstanding anything herein to the contrary, the Parties’ respective indemnification obligations under this Article 11 shall not apply to any Losses for which such Party is entitled to indemnification under the Asset Purchase Agreement (excluding for this purpose, application of the limitations in Section 7.3 of the Asset Purchase Agreement).

11.4 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES, LICENSEES, SUBLICENSEES OR DISTRIBUTORS, AND EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, AND WITHOUT LIMITING THE PARTIES’ RIGHTS UNDER SECTION 11.1 OR 11.2 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.5 Insurance. As of the Effective Date, Horizon shall have and maintain adequate insurance coverage, which policies shall be in effect during the Term and shall include products liability coverage and comprehensive general liability insurance of not less than [...***...]; provided that if any such policy is held on a claims-made basis, such policy shall be maintained throughout the Term and for a period of [...***...] thereafter. All insurers

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providing such policies shall have an AM Best (A-) or higher rating. Horizon shall provide AstraZeneca with certificates of insurance evidencing that the policies required to be maintained by Horizon hereunder are in full force and effect annually and, upon AstraZeneca’s request, copies of such policies shall be provided. Should any of the policies be cancelled, terminated or otherwise materially altered before the expiration date thereof, notice will be delivered in accordance with the policy provisions in writing to AstraZeneca.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance with this Article 12 (such period, the “Term”).

12.2 Termination for Material Breach. In the event that either Party (the “Breaching Party”) breaches any of its material obligations under Section 2.6, Section 3.3, Section 3.4, Article 7 or Article 8, the other Party may terminate the Terminable Rights and Provisions upon 60 days’ prior written notice (such 60-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of the Terminable Rights and Provisions shall not become effective at the end of the Notice Period if (a) the Breaching Party cures such breach during the Notice Period or (b) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional 90-day period to cure such breach before such termination becomes effective.

12.3 Mutual Agreement. This Agreement or the Terminable Rights and Provisions may be terminated upon the mutual written agreement of Horizon and AstraZeneca at any time.

12.4 Consequences of Termination.

12.4.1 Termination of Terminable Rights and Provisions. Upon any termination of the Terminable Rights and Provisions pursuant to Section 12.2 or Section 12.3, (a) the licenses granted by AstraZeneca to Horizon under Section 2.1 solely with respect to the Licensed Trademarks and Licensed Domain Names, any sublicenses related thereto entered into by Horizon pursuant to Section 2.2 and Articles 7 and 8, in each case, at AstraZeneca’s option, shall terminate in their entirety and (b) the licenses granted by AstraZeneca to Horizon under Section 2.1 with respect to the US Licensed Patents, Ex-US Licensed Patents, Licensed Know-How, Licensed Regulatory Documentation and the Manufacturing Technology, the licenses granted by Horizon to AstraZeneca under Section 2.3 and all other provisions of this Agreement (other than those provisions referenced in the preceding clause (a)) shall remain in full force and effect.

12.4.2 Termination of Agreement. Upon the termination of this Agreement pursuant to Section 12.3, all of the licenses granted by the Parties under Article 2, and any sublicenses related thereto entered into by either Party as permitted hereunder, and all other rights and obligations of this Agreement (subject to those rights and obligations that survive as set forth in Section 12.4.5 of this Agreement), shall terminate in their entirety.

12.4.3 Discontinued Use of Trademarks. Upon any termination described in Section 12.4.1 or Section 12.4.2, Horizon shall, and shall cause its Affiliates, Sublicensees and distributors to discontinue all use of the Licensed Trademarks (including in connection with all Product Labels, packaging with respect to the Product or any Other Product, Product (or any Other Product) inserts and advertising, marketing, promotional or other materials bearing any of the Licensed Trademarks) and Licensed Domain Names promptly, but in any event, within 90 days after any such termination.

12.4.4 Accrued Rights. The termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

12.4.5 Survival. Without limiting the foregoing, Sections 2.4, 2.5, 5.1 (to the extent required under the Merck Agreements), 5.2 (to the extent required under the Merck Agreements), this Section 12.4 and ARTICLE 9, ARTICLE 10, ARTICLE 11 (provided that Section 11.5 survives only for as long as provided in Section 11.5), and ARTICLE 13 shall survive the termination of this Agreement for any reason.

ARTICLE 13

MISCELLANEOUS

13.1 Governing Law, Jurisdiction, Venue and Service.

13.1.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

13.1.2 Jurisdiction. Subject to Section 13.2 and 13.12, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.1.3 Venue. Subject to Section 13.2 and 13.12, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.1.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.3.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.2 Dispute Resolution.

13.2.1 Except as provided in Section 13.12, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of 10 Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

13.2.2 If such Senior Officers are unable to resolve any such Dispute within such 10-Business Day period, either Party shall be free to institute binding arbitration in accordance with this Section 13.2.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). Each of Horizon and AstraZeneca shall promptly select one Arbitrator, which selections shall in no event be made later than 30 days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Horizon and the Arbitrator chosen by AstraZeneca, but in no event later than 30 days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement. The arbitration shall be held in New York, New York, USA, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable Law in the State of New York or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

13.2.3 Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 13.2, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 13.2.3; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses) or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 13.2.3 is pending under this Agreement, the Parties shall continue to comply with all terms and provisions of this Agreement. All arbitration proceedings and decisions of the Arbitrator under this 13.2 shall be deemed Confidential Information of both Parties under Section 5 of the Asset Purchase Agreement. For clarity, nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

13.3 Notices.

13.3.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.3.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 13.3. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile (with receipt confirmed by telephone or email). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

13.3.2 Address for Notice.

If to AstraZeneca, to:

AstraZeneca AB

Pepparredsleden 1

S-431 83 Mölndal

Attention: President

Facsimile: +46 31 7763871

with a copy (which shall not constitute notice) to:

AstraZeneca AB

Pepparredsleden 1

S-431 83 Mölndal

Attention: Senior Counsel and Lead, Legal Dept.

Facsimile: +46 31 7763871

and to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

Facsimile: (202) 662-6291

Attention: John Hurvitz

                Michael J. Riella

If to Horizon, to:

Horizon Pharma USA, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

USA

Facsimile: 847-572-1372

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

USA

Facsimile: 858-550-6420

Attention: L. Kay Chandler, Esq.

13.4 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Horizon Indemnitees and AstraZeneca Indemnitees under Article 11, they shall not be construed as conferring any rights on any other Persons.

13.5 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

13.6 Expenses. Except as otherwise specified herein or in the Asset Purchase Agreement or in any other Ancillary Agreement, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

13.7 Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign, in whole or in part, any of its rights, or delegate the performance of any of its obligations, under this Agreement without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed, and any assignment or delegation of this Agreement or any of such rights or obligations without such authorization shall be void and of no effect; provided, however, that either Party may assign the Agreement, in whole or in part, to an Affiliate without the prior written authorization of the other Party; and provided, further, that either Party shall have the right to assign this Agreement, in whole or in part, in connection with a merger or other acquisition of the capital stock or all or substantially all of the assets of such assigning Party, without the prior written authorization of the other Party, subject to providing the other Party with written notice thereof within 30 days after such assignment or delegation. Any permitted assignment or delegation hereunder by a Party shall not relieve such Party of any of its obligations under this Agreement (whether by operation of law or otherwise), unless, with respect an assignment to a Third Party, such assignee agrees in writing to assume such Party’s obligations under this Agreement, in which case such Party shall be relieved of its obligations hereunder from and after the effective date of such assignment and assumption. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

13.8 Use of Affiliates, Third Party Subcontractors. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, or to subcontract any of its rights or obligations under this Agreement to any Third Party, without authorization of the other Party. For clarity this shall not limit the provisions of Section 2.2 with respect to Sublicensees.

13.9 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

13.10 Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

13.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.12 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

13.13 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.14 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

13.15 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Asset Purchase Agreement and the other Ancillary Agreements, contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

13.16 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ASTRAZENECA AB		HORIZON PHARMA USA, INC.

By:	/s/ Jan-Olof Jacke	By:	/s/ Timothy P. Walbert
Name: Jan-Olof Jacke		Name: Timothy P. Walbert
Title: President		Title: President and Chief Executive Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Schedule 1.29

Licensed Trademarks

Country	Mark	App Date / Reg Date	App No / Reg No	Goods	Status
United States	VIMOVO & Design	App 01-MAY-2009 Reg 01-FEB-2011	App 77726998 Reg 3914867	(Class 5) pharmaceutical preparations and substances for the treatment of pain and inflammation	REGISTERED

United States	VIMOVO	App 13-FEB-2009 Reg 05-APR-2011	App 77670350 Reg 3941225	(Class 5) pharmaceutical preparations and substances for the treatment of pain and inflammation	REGISTERED